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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                     Date of Report (Date of earliest event
                                   reported):

                                FEBRUARY 12, 1998

                           CAPITAL MEDIA GROUP LIMITED
             (Exact name of registrant as specified in its charter)


      NEVADA                         0-21051                       87-0453100
 (State or other                (Commission File               (I.R.S. Employer
   jurisdiction                      Number)                     Identification
of incorporation)                                                   No.)

                                 25 JAMES STREET
                             LONDON W1M 5HY, ENGLAND
                    (Address of principal executive offices)

     Registrant's telephone number, including area code: 011-44-171-224-4141

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ITEM 5.  OTHER EVENTS.

AGREEMENT WITH QVC

         On March 31, 1998, Capital Media Group Limited (the "Company"), Capital Media (UK) Limited, its wholly-owned subsidiary ("CM(UK)") and ONYX Television GmbH ("Onyx"), a wholly-owned subsidiary of CM(UK) [CMG, CM(UK) and Onyx are collectively referred to as the "CMG Companies"] entered into an agreement (the "Sharing Agreement") with QVC Deutschland GmbH ("QVC Germany"), a subsidiary of QVC, Inc.

         Under the terms of the Sharing Agreement, Onyx and QVC Germany will initially seek approval from the applicable German media authorities for permission for QVC Germany to share broadcast time equally with Onyx in respect of 5.8 million of the approximately 8.1 million homes currently receiving the Onyx cable television broadcast and not already receiving the QVC program (such homes, the "Incremental Homes") (such phase being referred to as "Phase I"). The parties will use their best efforts to obtain approval of Phase I from the applicable German media authorities by September 1, 1998, provided that if, as of June 30, 1998, the media authority of North Rhine Westphalia or Rheinland Pfalz has rejected or not approved Phase I, any party may terminate the Sharing Agreement upon 10 days' written notice.

         Assuming Phase I is approved, Onyx and QVC Germany will next seek approval from the German media authorities for permission to implement a second phase which contemplates establishing a joint program which will consist primarily of music video programming and teleshopping programming in addition to the existing Onyx program and the QVC program. The teleshopping programming will be produced by QVC Germany and will be transmitted for six hours per day to the Incremental Homes in addition to the hours allocated to QVC Germany under Phase I for, among other things, the testing of the concept of thematic shopping for an Onyx and QVC Germany digital bouquet, according to a schedule to be agreed upon by Onyx and QVC Germany (such phase referred to as, "Phase II"). The parties have agreed to make application for approval of Phase II to the applicable German media authorities on or before September 1, 1998 and to use their best efforts to obtain approval for Phase II on or before January 1, 1999, provided that if, as of March 31, 1999 the media authority of North Rhine Westphalia (or any other media authority to which application for approval has been made) has rejected or not approved Phase II, any party may terminate the Sharing Agreement upon 10 days' written notice. Additionally, QVC Germany may, in the future and subject to obtaining applicable regulatory approvals, increase the number of hours of QVC Germany programming transmitted to the Incremental Homes beyond the hours allocated to QVC Germany under Phase I.

         The Sharing Agreement restricts Onyx from entering into a similar arrangement with other providers of teleshopping programs or shopping services except for certain specified infomercials, pre-recorded commercial spots of limited duration, Onyx brand promotional merchandizing and music on demand formats.




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         In accordance with the Sharing Agreement, QVC Germany has paid the
Company a non-refundable sum of 200,000 Deutschmark ("DM"). Under the Sharing Agreement, Onyx will be entitled to be paid a monthly fee (the "Monthly Fee"), a fee on or prior to January 31, 1999 with respect to the implementation of Phase I (the "Phase I Success Fee") and a fee on June 30, 1999 with respect to the implementation of Phase II (the "Phase II Success Fee"), all if certain conditions are met.

         Once the Phase I programming is legally transmitted to more than 500,000 Incremental Homes, QVC Germany will be required to pay the Monthly Fee. The Monthly Fee is DM 520,000 per month until September 30, 1998 and, from October 1, 1998 to December 31, 1998, DM 125,000 per month. Onyx is required to apply the Monthly Fees to the payment of the Phase I and Phase II transponder service fees. The CMG Companies will have the obligation to repay previously received Monthly Fees if, as of December 31, 1998, the Phase I programming and/or the Phase II program is transmitted to fewer than 5.8 million Incremental Homes. The precise amount required to be repaid will be based upon the extent to which the Incremental Homes to which such programming is transmitted is less than 5.8 million. The repayment would be required to made on the date of the Phase I Success Fee. From and after January 1, 1999 until termination of the Agreement, the Monthly Fee will be an amount equal to DM 125,000 reduced by the proportion that 5.8 million bears to the number of Incremental Homes to which the Phase I and/or Phase II programming is being transmitted on December 31, 1998. Payment of the Monthly Fees will cease at any time when the Phase I and/or Phase II Programming is not transmitted by means of Onyx' transponder or the number of Incremental Homes to which the Phase I and/or Phase II Programming is being transmitted is less than 500,000.

         The Phase I Success Fee of DM 6.5 million will be paid to Onyx by QVC Germany in January 1999 if the Phase I and/or Phase II programming is transmitted to at least 5.8 million Incremental Homes as of December 31, 1998, subject to reduction to the extent of the proportion by which 5.8 million bears to the number of Incremental Homes to which the transmission is then being made.

         Within thirty (30) days after commencement of the transmission of the Phase II program, QVC Germany is required to pay to Onyx DM 7.25 million, subject to reduction on a prorata basis based on transmission to fewer than 5.8 million Incremental Homes.

         Onyx may receive an advance of the Phase I Success Fee (the "Advance"), which would bear interest at a rate equal to LIBOR plus 1% per annum prior to January 1, 1999 and LIBOR plus 3% on amounts outstanding after January 1, 1999. Such Advance would be made in eight installments with the payment of the first and second installments of DM 500,000 each dependent upon the receipt of certain notifications and/or approvals from the German Media authorities. The third through seventh installments would be paid monthly thereafter in the amount of DM 1,000,000 each, with the last installment being DM 500,000. Onyx is required to use the Advance only for the current working capital needs of Onyx.


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         No Advance may be made after December 31, 1998 and once the aggregate amount of the Monthly Fees paid plus the Advance disbursed equals or exceeds DM
4.7 million, QVC Germany is not obligated to make further disbursements of the Advance until the Phase I programming and/or the Phase II program is transmitted legally to at least 2 million Incremental Homes. Disbursements of the Advance are subject to customary conditions precedent, including the absence of any legal challenge to the consideration or approval by certain German media authorities of the Phase I and/or Phase II concepts. Additionally, in connection with the Advance, QVC Germany and certain creditors of the Company, CM(UK) and Onyx will be required to enter into an intercreditor agreement, and QVC Germany or any of the CMG Companies may terminate the Sharing Agreement if a satisfactory intercreditor agreement has not been entered into by May 15, 1998.

         The principal amount of any Advance and all interest accrued thereon, together with any Monthly Fee required to be repaid (without interest for the periods prior to January 1, 1999 and thereafter at the rates applicable to the Advance) to QVC Germany, are to be repaid through set-off against the Phase I Success Fee and, thereafter, on the first of each month QVC Germany is to be paid the greater of DM 200,000 or an amount equal to 10% of the balance existing immediately after set-off. QVC Germany also has the right to set-off the payment of the Monthly Fees and Phase II Success Fee against any outstanding Advance or repayable Monthly Fee.

         QVC Germany has the right to terminate the Agreement at any time after March 31, 1999 by providing six (6) weeks prior written notice. Onyx has the right to terminate the agreement at any time after March 31, 2004 upon six (6) weeks prior written notice.

1997 PRELIMINARY RESULTS OF OPERATIONS

         The Company has recently announced its unaudited preliminary financial results of operations for the fiscal year ended December 31, 1997 ("Fiscal 1997"). For Fiscal 1997, the Company reported a net loss of $15.76 million, compared to a net loss of $16.26 million for the fiscal year ended December 31, 1996 ("Fiscal 1996"). The net loss for Fiscal 1997 includes a $2.65 million non-cash currency exchange translation charge (Fiscal 1996 $0.5 million) arising from changes in currency exchange rates at December 31, 1997 compared to exchange rates at December 31, 1996.

         The net loss per share for Fiscal 1997 was $0.56, compared to a net loss per share of $1.32 for Fiscal 1996. Weighted average shares outstanding were 27,966,383 for Fiscal 1997 compared to 12,359,029 for Fiscal 1996. The increase in the number of shares outstanding is primarily due to the Company's private placements completed in March and June 1997 and the Company's acquisition of an 81.6% interest in Unimedia SA in August 1997.

         The unaudited preliminary financial results include the consolidated accounts of the Company, its wholly owned subsidiary CM(UK) and CM(UK)'s wholly owned subsidiary, Onyx, its 51% owned subsidiary, Tinerama Investments AG ("Tinerama"), and its 81.6% owned subsidiary Unimedia, SA ("Unimedia"), and Unimedia's 90% owned subsidiary TopCard SA ("TopCard"). The Company's 50% joint venture investment interest in Blink TV Limited ("Blink") has been accounted for using the equity method. The results of Unimedia and TopCard have been consolidated from September 1997 and November 1997, which are the respective dates of their acquisition during 1997. Pixel Ltd., which was effectively acquired as of December 31, 1997, has not been consolidated into the Company's Fiscal 1997 results.

         Following the change in management announced in August 1997, the operating revenue and operating loss for the three months ended December 31, 1997 were $1.06 million and $3.19 million,


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respectively (and included, for the first time, operating revenue and costs of
Unimedia and TopCard from the respective dates of their acquisition) compared to operating revenue of $0.62 million and an operating loss of $4.75 million for the three months ended December 31, 1996.

         Operating revenues in Fiscal 1997 totaled $2.61 million, a net increase of $0.53 million compared to revenues of $2.08 million in Fiscal 1996. While sales at Tinerama decreased 58%, from $1.80 million in Fiscal 1996 to $1.14 million in Fiscal 1997, Onyx's advertising revenue increased to $0.65 million from $0.28 million in Fiscal 1996. There were also first-time revenue contributions from Unimedia and TopCard of $0.63 million and $0.19 million, respectively, in Fiscal 1997.

         Operating costs, including staff costs and depreciation, totaled $15.81 million in Fiscal 1997 compared to $17.86 million in Fiscal 1996. The net decrease is principally reflective of the cost reductions made across all of the group's operations, primarily at Onyx where costs decreased from $14.42 million in Fiscal 1996 to $11.14 million in Fiscal 1997. Operating expenses of Onyx include programming costs, broadcast studio expenses and transmission expenses. There were also first-time operating costs included for Unimedia and TopCard of $0.61 million and $0.17 million, respectively.

         Depreciation and amortization for Fiscal 1997 was $0.65 million, an increase of $0.13 million compared to $0.52 million for Fiscal 1996.

         While advertising revenue at Onyx increased in Fiscal 1997, such revenue was substantially lower than was anticipated and reflects the fact that Onyx has taken longer to establish its product in the German advertising market, which is extremely competitive. The Company is continuing to take steps to develop Onyx's revenue and in that regard, as described above, has recently announced a cooperation agreement with QVC, the home shopping television company. At the present time, Onyx's television station reaches approximately
11.5 million cable and satellite homes in Germany, an increase of 43% compared to approximately 8.1 million homes at the end of 1996.

         During Fiscal 1997, each of the Tinerama companies continued to operate at a small loss. The combined loss of the Tinerama companies for Fiscal 1997 totaled $88,000 compared to a loss of $143,000 for Fiscal 1996.

         The Company's net loss for Fiscal 1997 included net profit contributions from both Unimedia and TopCard of $0.39 million and $12,000, respectively, which were consolidated with the Company's results from the dates of their respective acquisitions.

         For the twelve months ended December 31, 1997, Unimedia, TopCard and Pixel had operating revenues of $0.93 million, $0.96 million and $1.99 million, respectively, and net profit of $0.73 million, $0.08 million and $0.38 million, respectively. Part of Unimedia's operating


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revenue and non-operating profit were non-recurring items relating to a change of investment strategy. Full-year contributions from these three companies will be consolidated for Fiscal 1998.

         The Company continues to require additional capital to sustain its level of operations. No assurance can be given that the Company will be successful in procuring additional capital on terms deemed favorable by the Company.

         The Company is presently working with its auditors to complete their audit of the Company's Fiscal 1997 financial statements. The delay in the completion of the audit has principally been caused by the increase in the work required to be completed by the auditors from that required in prior years, due to the substantial changes which occurred at the Company during 1997. The Company expects, in that regard, to file its Annual Report on Form 10-KSB for Fiscal 1997 in the next few weeks.

PIXEL TRANSACTION

         On February 12, 1998, the Company, Unimedia, and Pixel Multimedia Ltd. ("PMM") consummated the transactions contemplated by an agreement executed on that date and effective as of December 31, 1997. PMM previously owed Unimedia $2,700,000 for loans made to PMM and for other expenses. As part of the transaction, Unimedia purchased the outstanding stock of Pixel Ltd., an Israeli company ("Pixel") from PMM. Pixel specializes in computer graphic and 3D animation for TV packaging, digital broadcasting and special effects. Pixel also owns a 47.5% interest in Henry Communication Ltd., a service company operated in a joint venture with Video Broadcast SB Ltd., an Israeli broadcasting company. Pixel has, in addition, a contractual relationship with Israel Cable Programming Company Ltd., providing TV packaging and animation programming for the cable operators in Israel, utilizing Pixel's digital editing systems and located in Israel Cable Programming's studio facilities. As part of the transaction, Unimedia (through Pixel) also purchased certain software previously developed for Unimedia by PMM for use in connection with the development of the Company's and Unimedia's proposed entertainment and gaming platform.

         The purchase price paid to acquire Pixel consisted of: (i) forgiveness of $1.7 million of the debt owed by PMM to Unimedia ($950,000 of which was utilized to purchase the entertainment and gaming software described above) and
(ii) the assumption by Pixel (guaranteed by Unimedia and the Company) of certain PMM debt not exceeding $750,000 due to a financial institution. Additionally, PMM may receive up to 600,000 shares of the Company's Common Stock owned by Unimedia if certain performance objectives are achieved by Pixel. These shares have been pledged by Unimedia to the financial institution to secure Pixel's debt to the financial institution. Finally, the remaining $1,000,000 owed by PMM to Unimedia will be forgiven in the event that certain future performance objectives are achieved by Pixel. Rami Weitz, the President of Pixel, will continue to work with Pixel and Unimedia on a consulting basis. Preliminarily, Pixel's revenues and net profits for the year ended December 31, 1997 were $1.99 million (unaudited) and $0.38 million (unaudited), respectively.

ACQUISITION OF INTEREST IN TOPCARD

         On November 1, 1997, Unimedia acquired an 80% interest in TopCard, a French company engaged in the design and manufacture of infra-red contact less smart card technology. Unimedia had previously owned 10% of the outstanding shares of TopCard. The purchase price paid by Unimedia for the 80% interest consisted of the transfer of 456,000 shares of the Company's Common Stock owned by Unimedia to TopCard's shareholders and $150,000 in cash. Unimedia now owns 90% of TopCard.

         TopCard has technology that will be useful to the Company in developing secure access technology required for processing online transactions on the entertainment and gaming platform


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being developed by the Company and Unimedia. TopCard has agreements to export its smart card technology and turnkey solutions to Russia and China for use in securing access to mobile phone applications and prepaid Internet services, respectively. Preliminarily, TopCard's revenues and net profit for the year ended December 31, 1997 were $0.96 million (unaudited) and $0.08 million (unaudited).

RECENT FINANCINGS

         The Company's short term funding requirements have been met over the last several months through private placements of an aggregate of 733,335 shares of its authorized but unissued Common Stock (raising $750,000) and through recent borrowings.

         On January 9, 1998, CM(UK) borrowed an aggregate of $1,250,000 from Superstar Ventures Limited ("Superstar"). Such loan was evidenced by two 13% Convertible Secured Promissory Notes in the original principal amounts of $750,000 and $500,000, respectively (collectively, the "Notes"). Of the aggregate proceeds, $500,000 was used to repay a loan previously made to CM(UK) by Unbeatable Investments Limited ("Unbeatable"). The Notes bear interest at the rate of 13% per annum and are convertible into the Company's Common Stock on the basis of one share of Common Stock for each $0.50 of outstanding principal and accrued interest on the Notes, provided, however, that the Notes may not be converted until the Company has held a shareholders meeting at which its Articles of Incorporation are amended to increase the number of authorized shares of Common Stock of the Company to at least the number required for conversion of the Company's Series A Preferred Stock and the Notes. The Notes were due and payable on March 31, 1998 but, pursuant to the Notes and an agreement among the Company, CM(UK), Superstar, Instar Holdings, Inc. ("Instar") and Universal Independent Holdings Limited ("Universal"), payments on the Notes may only be made pari passu pro rata as and when payments are made to Instar Holdings Inc. according to a stated proportion. Instar and Universal are secured creditors of the Company and CM(UK). To secure its obligations under the Note, CM(UK) granted to Superstar a security interest on the same collateral upon which Instar has been granted a security interest by CM(UK) and upon identical terms and conditions as are set forth in the security documents entered into between Instar and CM(UK) pursuant to the Facility Agreement dated October 31, 1996 between CM(UK) and Instar. The Company and Onyx are guarantors of the Notes.

         Superstar and Unbeatable were introduced to the Company by David Ho, a Director of the Company. Mr. Ho has advised the Company that he does not have a direct or indirect interest in these companies. Mr. Ho received a fee of 200,000 shares of the Company's Common Stock as a fee for arranging the original loan made by Unbeatable to the Company and a fee of 400,000 shares for arranging the January 1998 Superstar loan. Additionally, Superstar has been granted a contingent option such that if such loan is repaid (and not converted), Superstar shall have a one year option to purchase up to 2.5 million shares of the Company's authorized and unissued Common Stock at an exercise price of $.40 per share.

         On March 23, 1998, MMP, SA ("MMP"), a shareholder of the Company made available to the Company a line of credit (the "MMP Line of Credit") pursuant to which the Company may borrow up to $2,000,000. Outstanding amounts under the MMP Line of Credit bear interest at the rate of 13% per annum. Any outstanding principal amount and accrued interest is payable not later than December 31, 1998, but


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becomes due and payable upon the earlier of the consummation by the Company of any significant transaction or when the Company's cash flow enables repayment. MMP may withdraw the MMP Line of Credit at its sole discretion and without prior notice in the event that the Company files for bankruptcy or is placed in bankruptcy by its creditors.

         As further consideration for granting the MMP Line of Credit, MMP was granted the right, until March 31, 2000, to purchase shares of authorized but unissued Common Stock of the Company at a price of $0.20 per share up to the aggregate outstanding principal amount of and accrued interest on the line of credit; provided, however, that the option may not be exercised until the Company holds a shareholders meeting to authorize additional shares of authorized but unissued Common Stock. Such purchase would not affect the outstanding principal amount of and accrued interest on the MMP Line of Credit.

On March 25, 1998, Superstar loaned the Company an additional $400,000, payable on the same terms as the MMP Line of Credit. In connection with this new loan, Superstar was granted an option to purchase shares of the Company's common stock on the same terms as the option granted to MMP as described above.

RECENT OPTION GRANTS

         On March 10, 1998, the Board of Directors granted certain options to purchase an aggregate of 4,500,000 shares to purchase the Company's common stock at an exercise price of $0.35 per share (the fair market value of the Common Stock on the date of grant). Messrs. Gilles Assouline, Chairman and Chief Executive Officer of the Company, Michel Assouline, Chief Operating Officer of the Company, Stephen Coleman, Chief Financial Officer of the Company and Barry Llewellyn, Vice President and a Director, of the Company, were each granted options to purchase 1,000,000 shares of the Company's authorized but unissued Common Stock. Of each 1,000,000 share option grant, options to purchase 200,000 shares vested immediately with the remaining options vesting in equal portions over the next three years.

         Additionally, on the same date, each non-employee director of the Company was granted 100,000 options to purchase Common Stock of the Company at an exercise price of $0.35 per share, for each year of service on the Board of Directors of the Company, with each non-employee director receiving a minimum of 100,000 options. An aggregate of options to purchase 500,000 shares were granted to non-employee directors of the Company. These options vest immediately.

         None of these options may be exercised until the Company has held a shareholders meeting at which its Articles of Incorporation are amended to increase the number of authorized shares of Common Stock of the Company to at least the number required for the issuance of shares upon exercise and/or conversion of the Company's other derivative securities.

POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SYSTEM

         The Company's Common Stock is currently quoted on the NASDAQ Small-Cap Market. Effective February 23, 1998, NASDAQ implemented changes to the standards for companies to remain listed on the NASDAQ SmallCap Market, including new corporate governance standards, a new requirement that the Company have net tangible assets of $2.0 million, market capitalization of $35.0 million or net income of $500,000 and other qualitative requirements.


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         The Company was advised by NASDAQ that it does not meet the new maintenance standard requirements and that it would be de-listed from the NASDAQ SmallCap Market. The Company has appealed NASDAQ's determination and requested that it postpone de-listing until June 30, 1998, in order to allow the Company additional time to seek to bring itself into compliance with the new maintenance standards. There can be no assurance that NASDAQ will determine not to de-list the Company or that the Company will meet the NASDAQ continued listing standards in the future. In such event, the Company may be delisted from the NASDAQ SmallCap Market. If the Company is unable to satisfy the requirements for continued inclusion on the NASDAQ SmallCap Market, trading of the Company's Common Stock would again be conducted in the over-the-counter market. In such event, holders of outstanding Common Stock may find it more difficult to dispose of or obtain accurate quotations as to the market price of the Common Stock.

         Additionally, because the Company has not timely filed its Annual Report on Form 10-K for the year ended December 31, 1997, NASDAQ has added an "E" to the Company's NASDAQ trading symbol. The Company's failure to file its 1997 Annual Report in the near future may be an additional ground for the delisting of the Company's Common Stock from the NASDAQ Small-Cap Market.

         If the Common Stock were no longer to be quoted on the NASDAQ SmallCap Market, then it is likely that the Company's Common Stock would become subject to certain regulations of the Securities and Exchange Commission which impose sales practice requirements on broker-dealers because the Common Stock of the Company has a market price of less than $5.00 per share. For example, in such situation, broker-dealers selling the securities, would be required, prior to effecting any transaction, to provide their customers with a document which discloses the risks of investing in the Company's Common Stock. Furthermore, in such situation, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risks of transactions in the security, which could limit the number of potential purchasers of the Company's securities. The additional burdens imposed upon broker-dealers by such requirements could, in the event the Common Stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in the Common Stock which could severely limit the market liquidity of the Common Stock.

OTHER MATTERS

         On March 12, 1998, the Company resolved a dispute with its former President and Chief Executive Officer, Charles Koppel. Pursuant to the settlement, the Company agreed to pay Mr. Koppel /pound sterling/60,000 over an agreed period of time to resolve claims brought by him against the Company under his services agreement with the Company. No payment has been made to date under that settlement.


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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Not applicable.

         (b)      Not applicable.

         (c)      Exhibits

                  (99.1) Press Release dated February 23, 1998.

                  (99.2) Press Release dated April 15, 1998.

                  (99.3) Press Release dated April 16, 1998.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         CAPITAL MEDIA GROUP LIMITED



                                         By: /S/ GILLES ASSOULINE
                                            ------------------------------------
                                            Gilles Assouline
                                            Chairman and Chief Executive Officer

Date: May 15, 1998


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                                 EXHIBIT INDEX

         EXHIBIT                       DESCRIPTION
         -------                       -----------

         (99.1)   Press Release dated February 23, 1998.

         (99.2)   Press Release dated April 15, 1998.

         (99.3)   Press Release dated April 16, 1998.